Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SPORTSQUEST INC.

SPORTSQUEST INC., a Wyoming corporation, hereby certifies as follows:

1. The name of the corporation is SPORTSQUEST INC. (the "Corporation").

2. The original articles of domestication were filed with the Wyoming Secretary of State on January 9, 2025.

3. Pursuant to Wyo. Stat. Ann. § 17-16-1007 the Board of Directors have restated the articles of incorporation into a single document consolidating all the amendments into a single document. Each amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

4. The Restatement of the Articles of Incorporation is set forth on Exhibit A hereto.

5. The Restatement of the Articles of Incorporation set forth on Exhibit A hereto supersedes the existing articles of incorporation of the Corporation and all amendments thereto.

IN WITNESS WHEREOF, the Corporation has caused this Restatement of the Articles of Incorporation to be executed by the undersigned on this 7th day of April 2025.

SPORTSQUEST INC.

A Wyoming corporation

By:	/s/ Zoran Cvetojevic
Name:	Zoran Cvetojevic
Title:	Chairman

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EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SPORTSQUEST INC.

ARTICLE 1. Name.

The name of this corporation is SPORTSQUEST INC. (the “Corporation”).

ARTICLE II. Registered Agent.

The name and address of the Corporation’s Registered Agent in the State of Wyoming is:

InCorp Services, Inc.

1910 Thomes Ave

Cheyenne, WY 82001 USA

ARTICLE III. Purpose.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporations Act (the “WBCA”) or any applicable successor act thereto, as may be amended from time to time.

ARTICLE IV. Capitalization.

Section 4.1.	Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 5,002,200,000, consisting of (a) 5,000,000,000 shares of common stock (the “Common Stock”) having a par value of $0.0001per share, and (b) 2,200,000 shares of preferred stock having a par value of $0.001per share (the “Preferred Stock”).

Section 4.2.	Common Stock. Except as otherwise required by law or these Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock (“Preferred Stock Designation”)), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Notwithstanding the foregoing, except as otherwise required by law or these Articles of Incorporation, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any Preferred Stock Designation) or the WBCA.

Section 4.3	Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions thereof, of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof, or any of the foregoing. The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.4	Designation of Series A Preferred Stock

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Certificate of Designation

Series A Preferred Stock

I. DESIGNATION AND AMOUNT

The designation of this series consists of one million two hundred thousand (1,200,000) shares of Preferred Stock and is the Series A Preferred Stock (the ‘Series A Preferred Stock”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

a.	“Common Stock” means the common stock of the Company, par value $0.001 per share, together with any securities into which the common stock may be reclassified.

b.	“Corporation” means the collective reference to the Company and its successors in interest.

c.	“Holder” shall mean the holder or owner of shares or his/her designee or assigns.

d.	“Securities Exchange” means any one of the New York Stock Exchange, NYSE, AMEX, NASDAQ, OTC Markets or any other securities exchange or recognized quotation service in the United States where the Corporation’s Common Stock may be traded.

e.	“Series A Preferred Stock” shall mean the one million two hundred thousand (1,200,000) shares of Series A Preferred Stock authorized for issuance pursuant to this Certificate of Designation.

f.	“Trading Day” shall mean any day on which the Common Stock is traded for any period on the Securities Exchange or other securities market on which the Common Stock is then being traded.

III. DIVIDENDS

The Holder of Series A Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to and dividends paid on Common Stock.

IV. CONVERSION

The Holder of the Series A Preferred Stock shall have the right, from time to time, to convert shares of the Series A Preferred Stock at the conversion ratio of five hundred (500) shares of Common Stock for each single (1) share of Series A Preferred Stock. Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio herein prior to the reverse split. The conversion rate of the Series A Preferred Stock would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

V. LIQUIDATION PREFERENCE

The Series A Preferred Stock shall have liquidation rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary equal to the number of shares of Common Stock as if all Series A Preferred Shares remaining issued and outstanding were converted to Common Stock.

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VI. VOTING RIGHTS

a.	If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to three (3) times the sum of:

i.	The total number of shares of Common Stock which are issued and outstanding at the time of voting, plus,

ii.	the total number of votes granted to any preferred stock series which are issued and outstanding at the time of voting.

b.	Each individual share of Series A Preferred Stock shall have the voting rights equal to three times the sum of all shares of Common Stock issued and outstanding at the time of voting plus the cumulative voting rights of all preferred stock series issued and outstanding at the time of voting divided by the number of shares of Series A Preferred Stock issued and outstanding at the time of voting.

VII. MISCELLANEOUS

a. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without and bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

b. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holder thereof) upon the written consent of the Holder.

c. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission or by confirmed email transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile or email transmission, in each case addressed to party.

Section 4.5.	Designation of Series B Preferred Stock.

Certificate of Designation

Series B Preferred Stock

I. DESIGNATION AND AMOUNT

The designation of this series consists of one million (1,000,000) shares of Preferred Stock and is the Series B Preferred Stock (the ‘Series B Preferred Stock”).

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II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

a.	“Common Stock” means the common stock of the Company, par value $0.001 per share, together with any securities into which the common stock may be reclassified.

b.	“Corporation” means the collective reference to the Company and its successors in interest.

c.	“Holder” shall mean the holder or owner of shares or his/her designee or assigns.

d.	“Securities Exchange” means any one of the New York Stock Exchange, NYSE, AMEX, NASDAQ, OTC Markets or any other securities exchange or recognized quotation service in the United States where the Corporation’s Common Stock may be traded.

e.	“Series B Preferred Stock” shall mean the one million (1,000,000) shares of Series B Preferred Stock authorized for issuance pursuant to the Certificate of Designation.

f.	“Trading Day” shall mean any day on which the Common Stock is traded for any period on the Securities Exchange or other securities market on which the Common Stock is then being traded.

III. DIVIDENDS

The Holder of Series B Preferred Stock will not be entitled to receive dividends of any kind when, and if, declared by the Board of Directors at their sole discretion.

IV. CONVERSION

a.	The Holder of the Series B Preferred Stock shall have the right, from time to time, to convert shares of the Series B Preferred Stock at the conversion ratio of one hundred (100) shares of Common Stock for each single (1) share of Series B Preferred Stock. Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ration herein prior to the reverse split. The conversion rate of the Series B Preferred Stock would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

b.	If at any time or times after the issuance of Series B Preferred Stock to the Holder, the Company proposes for any reason to register any shares of its Common Stock for public sale under the Securities Act of 1933, as amended (whether in connection with a public offering of securities by the Company, a secondary offering of securities by stockholders of the Company, or both), the Company will promptly give written notice thereof to the Holder, such notice to include a brief description of the proposed registration and offering including the total proposed size, other anticipated selling shareholders, identity of the underwriter (if any), and anticipated range of offering prices. Within ten (10) days after receipt of such notice, the Holder may elect in writing to include a portion of his Series B Preferred Stock converted into the Company’s Common Shares (including all vested options to purchase shares) for sale and registration in such proposed offering, in which case the Company will effect the registration under the Securities Act of 1933 of all such shares (and options) requested by the Holder up to the total number of the Holder’s shares (including options). The Company shall not be required to include any shares of the Holder unless the Holder accepts the standard and customary terms of the underwriting as reasonably agreed upon by the Company and the managing underwriter(s) for such offering. The Company will bear all costs associated with the inclusion of the Holder’s shares in any offering.

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V. LIQUIDATION PREFERENCE

The Series B Preferred Stock shall have liquidation rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary equal to the number of shares of Common Stock as if all Series B Preferred Shares remaining issued and outstanding were converted to Common Stock.

VI. VOTING RIGHTS

Each share of Series B Preferred Stock shall have one hundred (100) votes for any election or other vote placed before the shareholders of the Company.

VII. MISCELLANEOUS

a. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without and bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

b. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holder thereof) upon the written consent of the Holder.

c. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission or by confirmed email transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile or email transmission, in each case addressed to party.

ARTICLE V. Board of Directors.

Section 5.1.	General Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, these Articles of Incorporation, or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the WBCA, these Articles of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2	Election. Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot.

ARTICLE VI. Bylaws.

Section 6.1	Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

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ARTICLE VII. Stockholders.

Section 7.1	Action by Written Consent of Stockholders. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE VIII. Limited Liability; Indemnification.

Section 8.1	Limitation of Liability. No Director or officer of the Corporation (each, for purposes of this Article VIII, a “Covered Person”) shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Covered Person, regardless of whether such Covered Person acted in their capacity as a Director or as an officer, except that the foregoing will not eliminate or limit a Covered Person’s liability (i) for any breach of such Covered Person's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions of such Covered Person not in good faith or which involve material misconduct or a knowing violation of law; (iii) under the WBCA; (iv) for any transaction from which the Covered Person derived an improper personal benefit; or (v) for any other matter for which a Covered Person’s liability may not be eliminated or limited pursuant to 17-10-220(b) of the WBCA. If the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of any Covered Person, then the liability of such Covered Person shall be eliminated or limited to the fullest extent permitted by the WBCA, as so amended. Any repeal or modification of this Section 8.1 by the stockholders of the Corporation shall not limit or otherwise affect adversely any right or protection to which Covered Person is entitled under this Section 8.1 with respect to events occurring prior to the time of such repeal or modification.

Section 8.2	Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was Covered Person, employee, or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as Covered Person, employee, or agent at the request of the Corporation or any predecessor of the Corporation.

ARTICLE IX. Amendments.

Section	9.1. The Corporation reserves the right at any time from time to time to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the WBCA may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors, or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the date first set forth above.

By:	/s/ Zoran Cvetojevic
Name:	Zoran Cvetojevic
Title:	Chairman

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